As filed with the Securities and Exchange Commission on May 3, 2002


                           Registration No. 333-72252
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                 AMENDMENT NO. 4
                        UNDER THE SECURITIES ACT OF 1933

                             CAN-CAL RESOURCES LTD.
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        (Exact name of small business issuer as specified in its charter)

              Nevada                          1000                 88-0336988
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer
incorporation or organization)   classification code number) Identification No.)

        8221 Cretan Blue Lane, Las Vegas, Nevada 89128; Tel. 702.243.1849
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         (Address, including zip code, and telephone number of issuer's principal executive offices)

                     Ronald D. Sloan, 8221 Cretan Blue Lane
                     Las Vegas, NV 89128; Tel. 702.243.1849
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 (Name, address, including zip code, and telephone number of agent for service)

                     Copies to: Stephen E. Rounds, Esq.
                                The Law Office of Stephen E. Rounds
                                4635 East 18th Ave., Denver, CO 80220
                                Tel:  303.377.6997; Fax: 303.377.0231
                                 ---------------

Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The bylaws provide that directors and officers shall be indemnified by the corporation against expenses incurred in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been directors or officers of the corporation, except in relation to matters as to which they are adjudged in such matter to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled by agreement, vote of stockholders, or otherwise. In addition, the Nevada Corporation Act permits indemnification of directors and officers against such expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee..................$  1,223.78
National Association of Securities Dealers, Inc. examination fee.....        n/a
Accounting ..........................................................   2,000.00
Legal fees and expenses..............................................  25,000.00
Printing ............................................................     300.00
Blue Sky fees and expenses (excluding legal fees)....................   1,000.00
Transfer agent ......................................................        n/a
Escrow agent.........................................................        n/a
Miscellaneous........................................................   5,722.00

Total................................................................$ 35,245.78

The Registrant will pay all of these expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES. In the 49 months ending January 31, 2002, the registrant has sold the following unregistered securities. Where shares were sold at a discount from market prices, the discount was made for the restricted status of the shares as subject to Rule 144.

     A.       1998.
     (1)      For cash:      837,509 restricted common shares for $360,780:
                             703,571 shares to directors and family companies at $.35 to .45 per share, in July, October and December 1998; and 133,938 shares to three Canadian citizens and one U.S. citizen at $.40 to $.41 per share, in October and December 1998. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for the Canadians, section 4(2) for U.S. citizen. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

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     B.   1999.
     (1)  For cash:          925,500 restricted common shares for $429,500:
                             367,500 to directors and family companies at $.40 to $.50 per shares in May and November 1999;
                             518,000 shares to Canadian citizens at $.50 per share in April 1999; and 6,000 shares to two U.S.
                             citizens at $.50 per share, in April 1999. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock.
                             The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for Canadian citizens; section 4(2) for U.S. citizens. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

     (2)  For assets:        40,000 shares at $.50 to a Canadian citizen for a
                             truck in May 1999, as determined by the board of directors applying a discount of approximately 50% to the market price for the stock at the time; and 1,000 shares to a U.S. citizen for computer software in July 1999. Regulation S for Canadian citizen; section 4(2) for U.S. citizen. No commissions were paid.

     (3)  For Services:      In August 1999, 32,121 restricted common shares at
                             $.50 per share for $16,061 of services from a nonaffiliate vendor, in section 4(2) transaction, five U.S. citizens received stock. The stock price was determined by the board of directors, applying a discount of approximately 55% to the market prices for the stock at the time. Regulation S for Canadian citizens. Section 4(2) for U.S. citizens.
                             Complete information about the company was provided to these individuals. No commissions were paid.

     C.   2000.
     (1)                     1,119,009 restricted common shares:
                             In March 2000, 495,460 restricted common shares for cash to Canadians and their family companies, at $0.75 per share, including directors and their family companies, and 4,540 restricted common shares to a U.S. citizen employee at 0.75 per share, under Regulation S (for Canadians and family companies) and a U.S. citizen employee under section 4(2). The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. These shares were at discounts of 50% from market prices at the time on November 24, 2000, 300,000 to lender on exercise of option (in connection with loan agreement) at $.5156 per share in cash, plus another 45,000 shares as loan fee to this lender, under Regulation S; in September and October 2000, 74,009 shares at $1.50 per share to seven Canadian citizens and one Italian citizen, under Regulation S; on July 3, 2000, 200,000 shares to two U.S. citizens for their proprietary extraction technology, at $1.50 per share, in August 2000. Complete information about the company was provided to each of these individuals. No commissions were paid.


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     D.   2001:
     (1)  For cash:          In August and September, 2001, a total of 82,888
                             shares to three Canadian investors and a private company owned and controlled by Canadian residents for $65,916 (an average share price of $0.80 per share, representing a discount of approximately 8% from market prices). These shares were sold pursuant to the exemption provided by Regulation S of the 1933 Act. Complete information about the company was provided to these investors. No commissions were paid.

                             On October 2, 2001, 20,000 restricted shares to a Canadian investor for $10,000 ($0.50 per share, representing a discount of approximately 50% from market prices, as determined by the board of directors). These shares were sold pursuant to the exemption provided by Regulation S of the 1933 Act. Complete information about the company was provided to this investor. December 12, 2001, 40,000 restricted shares to a Canadian investor for $14,000 ($0.35 per share, representing a discount of approximately 50% from market prices). Complete information about the company was provided to this investor. These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.

     (2)  For services:      In October 2001, 75,757 restricted common shares to
                             Dutchess Private Equities Fund L.P., 227,272 restricted common shares to Dutchess Advisors, Ltd., as inducements for execution of Investment
                             Agreement between issuer and Dutchess Fund and DRH
                             Investment Company, LLC. 303,030 restricted common shares to May Davis Group, Inc., a securities broker-dealer, as a placement fee in connection with the Investment Agreement. 37,000 shares to Joseph B. LaRocco, attorney for Dutchess Fund and
                             DRH Investment Company, LLC in connection with the Investment Agreement, for legal services to such entities, which the issuer agreed to pay pursuant to the Investment Agreement.

     E.   2002

          For cash:          On January 8, 2002, 36,000 restricted common shares
                             to three investors (one Canadian resident, and two private companies controlled and owned by Canadian residents) for $12,600 cash ($0.35 per share, representing a discount of approximately 50% from market price). These investors also were issued warrants to purchase 36,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire January 8, 2004. On February 11, 2002,
                             10,000 restricted common shares to one investor (a
                             Canadian resident) for $3,500 cash ($0.35 per share, representing a discount of approximately 50% from market price). This investor also was issued warrants to purchase 10,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire February 11, 2004. Complete information about the company was provided to these investors.
                             These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.

          Debt payment:      On January 31, 2002, 309,677 restricted common
                             shares to lender (First Colony Merchant) for payment of interest on debt ($48,000).

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     No general solicitation or advertising was used in the preceding transactions, and all investors supplied information which the issuer believed qualified such investors as sophisticated investors or accredited investors. Stop transfer instructions were issued to the issuer's transfer agent for the securities as "restricted" under rule 144.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

EXHIBIT NO.           TITLE OF EXHIBIT

Exhibit 3.0           Articles of Incorporation................................*

Exhibit 3.1           Amendment to the Articles of Incorporation...............*

Exhibit 3.2           By-Laws..................................................*

Exhibit 5.0           Opinion re legality....................................***

Exhibit 10.0          Joint Venture Agreement between Robin Schwarz,
                      Aylward Schwarz, S&S Mining, a Nevada Corporation,
                      and Can-Cal Resources Ltd. ..............................*

Exhibit 10.1          Mining Lease Agreement between
                      Can-Cal Resources Ltd.
                      and Twin Mountain Rock Venture dated May 1, 1998 ........*

Exhibit 10.2          Loan Agreement between Owen Sequoia, Inc.
                      and Can-Cal Resources Ltd. ..............................*

Exhibit 10.3          Amendment to Loan Agreement dated June 9, 1998...........*

Exhibit 10.4          Second Amendment to Loan Agreement ......................*

Exhibit 10.5          Deed of Trust, Security Agreement,
                      Financing Statement, and Fixture
                      Filing with Assignment of Rents .........................*

Exhibit 10.6          Lease and Purchase Option Agreement
                      dated March 12, 1998 between
                      Arthur James Good and Wanda Mae Good
                      and Can-Cal Resources Ltd................................*

Exhibit 10.7          Left blank - no exhibit filed.

Exhibit 10.8          Quit Claim Deed from Aurum, LLC to
                      Can-Cal Resources Ltd....................................*

Exhibit 10.9          Agreement between Tyro, Inc., Dean Willman,
                      Roland S. Ericsson, and Can-Cal Resources Ltd. ..........*

Exhibit 10.10         Promissory Notes to directors and Robin Schwarz.........**

Exhibit 10.11- 10.12  Left blank - no exhibit filed.

Exhibit 10.13         Agreement between Can-Cal Resources Ltd.,
                      Cameron Miller and James R. Ardoin,
                      dated December 6, 1999 ..................................*


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Exhibit 10.14         Loan Agreement between First Colony Merchant,
                      Tobian Trading Limited and Can-Cal Resources Ltd.
                      (f/y 2000 loan, second lender on Pisgah property) .......*

Exhibit 10.15         Deed of Trust Security Agreement, Financial
                      Statement and Fixture Filing with Assignment of Rents ...*

Exhibit 10.16         Option Agreement with Lender.............................*

Exhibit 10.17         Written notice to exercise option........................*

Exhibit 10.18         Agreement between Can-Cal Resources Ltd. and
                      Consultant Bruce Ballantyne .............................*

Exhibit 10.19         Forbearance Agreement with Lender
                      (first lender on Pisgah property) .......................*

Exhibit 10.20         Forbearance Agreement with Lender
                      (second lender on Pisgah property) ......................*

Exhibit 10.20(a)      Amendment to Forbearance Agreement with Lender
                      (second lender on Forbearance Agreement)................**

Exhibit 10.21         Investment Agreement (Dutchess
                      Private Equities Fund
                      and DRH Investment Company, LLC) ........................*

Exhibit 10.22         Registration Rights Agreement
                      (for Investment Agreement transaction) ..................*

Exhibit 10.23         Escrow Agreement (for future transactions
                      under Investment Agreement) .............................*

Exhibit 10.24         National Financial Communications Corp.
                      Consulting Agreement (Public Relations Agreement) .......*

Exhibit 10.25         Amendment to National Financial
                      Communications Corp. Consulting Agreement..............***

Exhibit 23.0          Consent of Independent Auditors
                     (Murphy, Bennington & Co.) ............................****

Exhibit 23.1          Consent of Counsel (with Exhibit 5.0)..................***

Exhibit 23.2          Consent of Expert (Bruce Ballantyne).....................7

*      Previously filed.
**     Filed with Amendment No. 1.
***    Filed with Amendment No.  2.
****   Filed wiwth Amendment No.  3




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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on May 2, 2002.


                                                 CAN-CAL RESOURCES LTD.
                                                 (Registrant)

Date: May 2, 2002.                          By:      /s/    Ronald D.  Sloan
                                                 -------------------------------
                                                 Ronald D. Sloan,
                                                 President, Treasurer,
                                                 Chief Operating Officer,
                                                 Director and Chairman


Date: May 2, 2002.                          By:      /s/    John Brian Wolfe
                                                 -------------------------------
                                                 John Brian Wolfe,
                                                 Secretary, Director


Date: May 2, 2002.                          By:     /s/   James Dacyszyn
                                                 -------------------------------
                                                 James Dacyszyn, Director

Date: May 2, 2002.                          By:      /s/    Barry E. Amies
                                                 -------------------------------
                                                 Barry E. Amies, Vice President,
                                                 Director



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